UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 31, 2006

ACORN FACTOR, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

200 Route 17, Mahwah, New Jersey	07430
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 529-2026

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 31, 2006, our dsIT Solutions Ltd. subsidiary (“dsIT”) granted options to purchase 3,914 of its ordinary shares, to senior management and employees of dsIT (including an option to purchase 569 ordinary shares that was granted to Michael Barth, Chief Financial Officer of both dsIT and the Registrant) under a newly adopted Key Employee Stock Option Plan (the “Plan”). The options were granted with an exercise price of NIS 1.00 per share and are exercisable for a period of seven years. The options were fully vested and exercisable at the date of grant. If all options were exercised, the Registrant’s equity interest in dsIT would be diluted from 80% to 58%.

On the same date, dsIT granted options to purchase 2,260 of its ordinary shares to senior management and employees of dsIT (including an option to purchase 190 ordinary shares granted to Michael Barth with an exercise price of $105.26) at exercise prices ranging from NIS 1.00 to $126.05 per share and exercisable for a period of seven years. These options vest and become exercisable only upon the occurrence of either an initial public offering of dsIT or a merger, acquisition, reorganization, consolidation or similar transaction involving dsIT. If these options were also exercised, the Registrant’s equity interest in dsIT would be further diluted to approximately 50%.

The purpose of the Plans and corresponding grants is to provide incentives to key employees of dsIT to further the growth, development and financial success of dsIT.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 8th day of January 2007.

ACORN FACTOR, INC.

By: /s/ Sheldon Krause
Name: Sheldon Krause
Title: Secretary and General Counsel